EXHIBIT 99.1

PRESS RELEASE
NASDAQ:	CHFC
FOR RELEASE:	IMMEDIATE
DATE:	January 20, 2004

CONTACT:	DAVID B. RAMAKER	LORI A. GWIZDALA
	(989) 839-5269	(989) 839-5358

CHEMICAL FINANCIAL CORPORATION ANNOUNCES 2003
FOURTH QUARTER AND ANNUAL OPERATING RESULTS

          Midland, MI - Aloysius J. Oliver, Chairman of Chemical Financial Corporation, announced December 31, 2003 fourth quarter and year end net income of $13.56 million, or $.57 per diluted share and $55.72 million, or $2.35 per diluted share, respectively, compared to fourth quarter and year end 2002 net income of $13.68 million, or $.57 per diluted share and $54.95 million, or $2.31 per diluted share. Return on average assets in the fourth quarter and year end 2003 was 1.50% and 1.56%, respectively, compared to 1.52% and 1.55%, respectively, in the fourth quarter and year end 2002. Comparing net income in 2003 to net income in 2002, net income was up 1.4%.

          The Corporation completed the acquisition of Caledonia Financial Corporation ("Caledonia"), a one-bank holding company headquartered in Caledonia, Michigan, on December 1, 2003. Shareholders of Caledonia received $39.00 cash for each share of Caledonia common stock in a taxable transaction. The total value of the transaction was approximately $55.3 million. The results of operations of State Bank of Caledonia are included in the Corporation's 2003 earnings from the date of acquisition.

          Net income in the fourth quarter of 2003 was down $119,000, or .9% as compared to the fourth quarter of 2002. The decrease in fourth quarter earnings was attributed to lower net interest income and mortgage banking revenue. These decreases were partially offset by investment securities gains, a lower provision for loan losses and lower operating expenses.

PRESS RELEASE
January 20, 2004

          Net income for 2003 was up $771,000, or 1.4% as compared to 2002. The increase was attributed to higher noninterest income, a lower provision for loan losses and lower operating expenses. These amounts were partially offset by lower net interest income.

          Net interest income decreased $5.9 million, or 4.1% in 2003 as compared to 2002. The decrease was due to a lower net interest margin of 4.18% in 2003 compared to 4.44% in 2002. The lower net interest margin was due to a decrease in the yield on both loans and investment securities outpacing the decrease in the cost of funds.

          Total noninterest income increased $4.6 million, or 13.2% in 2003 as compared to 2002. The increase was primarily due to an increase in service charges on deposit accounts of $2.9 million and an increase in investment securities gains of $2.1 million. Total operating expenses decreased $1.6 million, or 1.7% in 2003 compared to 2002. The decrease was primarily due to lower Michigan Single Business tax and various other operating expenses.

          Total assets of the Corporation at December 31, 2003 were $3.71 billion, up 3.9% over the $3.57 billion in total assets reported at December 31, 2002. Total deposits at December 31, 2003 were $2.97 billion, up 4.2% over total deposits of $2.85 billion at December 31, 2002. Total loans were $2.48 billion at December 31, 2003, up $406 million, or 19.6%, from total loans at December 31, 2002 of $2.07 billion. The increase in loans was primarily attributable to an increase in residential and commercial real estate loans. The State Bank of Caledonia purchase on December 1, 2003 accounted for approximately $253 million of the increase in total assets, $185 million of the increase in loans and $176 million of the increase in deposits during 2003.

          The Corporation's provision for loan losses for the three and twelve months ended December 31, 2003 was $.73 million and $2.83 million, respectively, as compared to net loan losses during the same periods in 2003 of $.99 million and $3.35 million, respectively.

PRESS RELEASE
January 20, 2004

Approximately $.26 million of the net loan losses in the fourth quarter were attributable to the State Bank of Caledonia. As of December 31, 2003, the allowance for loan losses was $33.18 million, or 1.34% of total loans, while nonperforming loans were $11.35 million, or .46% of total loans. Nonperforming loans are up $4.1 million, or 56% from December 31, 2002. The Caledonia acquisition added $1.9 million in nonperforming loans. As of December 31, 2003, the allowance for loan losses as a percentage of non-performing loans was 292%.

          Shareholders' equity at December 31, 2003 was $458 million, or $19.25 per share, and represented 12.4% of total assets. The Corporation's tangible equity to asset ratio was 10.5% at the end of the year. The Corporation's return on average equity in the fourth quarter and year-end 2003 was 12.3% and 12.7%, respectively, compared to 12.8% and 13.5%, respectively, during the same periods in 2002.

          Chemical Financial Corporation is the fourth largest bank holding company headquartered in Michigan. The Company's four subsidiary banks operate 133 branch offices and 2 loan production offices spread over 33 counties in the lower peninsula of Michigan.

          Chemical Financial Corporation common stock trades on the Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Financial 100 index.

Forward Looking Statements

This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interests rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions and bank consolidations may not be fully realized at all or within the expected time frames. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Chemical undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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Chemical Financial Corporation Announces Fourth Quarter Operating Results

Consolidated Statements of Financial Position (Unaudited)
Chemical Financial Corporation and Subsidiaries
(In thousands)	December 31, 2003	December 31, 2002
Assets:
Cash and demand deposits due from banks	$131,184	$148,112
Federal funds sold	25,900	69,900
Interest-bearing deposits with unaffiliated banks	5,107	53,135

Investment securities taxable	876,806	1,076,292
Investment securities nontaxable	45,056	51,690
Total Investment Securities	921,862	1,127,982

Commercial loans	389,324	327,438
Real estate construction loans	107,046	108,589
Real estate commercial loans	669,486	481,084
Real estate residential loans	775,821	648,042
Consumer loans	539,598	509,789
Total Loans	2,481,275	2,074,942
Less: Allowance for loan losses	33,179	30,672
Net Loans	2,448,096	2,044,270

Premises and equipment	49,616	42,767
Intangible assets	76,846	40,489
Other assets	50,277	41,994
Total Assets	$3,708,888	$3,568,649

Liabilities and Shareholders' Equity:
Noninterest-bearing deposits	$532,752	$475,933
Interest-bearing deposits	2,434,484	2,371,339
Total Deposits	2,967,236	2,847,272
FHLB borrowings	155,373	157,393
Other borrowings - short term	91,524	104,212
Interest payable and other liabilities	36,706	29,433
Total Liabilities	3,250,839	3,138,310

Shareholders' Equity:
Common stock, $1 par value	23,801	23,684
Surplus	328,774	325,149
Retained earnings	94,746	62,721
Accumulated other comprehensive income	10,728	18,785
Total Shareholders' Equity	458,049	430,339
Total Liabilities and Shareholders' Equity	$3,708,888	$3,568,649

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Consolidated Statements of Income (Unaudited)
Chemical Financial Corporation and Subsidiaries
	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data)	2003	2002	2003	2002
Interest Income:
Interest and fees on loans	$36,046	$37,745	$144,835	$155,803
Interest on investment securities:
Taxable	8,029	12,045	36,700	49,554
Nontaxable	590	678	2,518	2,911
Total Interest on Investment Securities	8,619	12,723	39,218	52,465
Interest on federal funds sold	137	385	749	2,000
Interest on deposits with unaffiliated banks	55	183	235	776
Total Interest Income	44,857	51,036	185,037	211,044

Interest Expense:
Interest on deposits	7,790	12,263	36,345	55,536
Interest on FHLB borrowings	2,108	2,200	8,381	8,848
Interest on other borrowings - short term	104	210	539	968
Total Interest Expense	10,002	14,673	45,265	65,352
Net Interest Income	34,855	36,363	139,772	145,692
Provision for loan losses	727	1,013	2,834	3,765
Net Interest Income after
Provision for Loan Losses	34,128	35,350	136,938	141,927

Noninterest Income:
Service charges on deposit accounts	4,601	4,400	16,935	14,002
Other charges and fees for customer services	1,233	1,783	6,605	7,131
Mortgage banking revenue	1,238	2,007	6,954	7,513
Trust services revenue	1,671	1,633	6,794	6,405
Investment securities gains (losses)	387	(584)	1,296	(768)
Other	290	36	510	251
Total Noninterest Income	9,420	9,275	39,094	34,534

Operating Expenses:
Salaries and employee benefits	13,910	13,430	54,480	54,168
Occupancy	2,039	1,926	7,921	7,590
Equipment	1,840	2,228	8,045	8,391
Other	5,225	6,108	21,477	23,377
Total Operating Expenses	23,014	23,692	91,923	93,526
Income Before Income Taxes	20,534	20,933	84,109	82,935
Federal income taxes	6,971	7,251	28,393	27,990
Net Income	$13,563	$13,682	$55,716	$54,945

Net income per share:
Basic	$0.57	$0.58	$2.35	$2.32
Diluted	0.57	0.57	2.35	2.31

Cash dividends per share	0.25	0.23	1.00	0.91

Average shares outstanding:
Basic	23,718	23,683	23,693	23,677
Diluted	23,813	23,757	23,756	23,742

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Financial Summary (Unaudited)
Chemical Financial Corporation and Subsidiaries
(Dollars in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Average Balances
Total assets	$3,585,924	$3,560,130	$3,578,678	$3,538,599
Total interest-earning assets	3,372,706	3,363,068	3,381,083	3,325,572
Total loans	2,352,269	2,067,623	2,222,704	2,088,395
Total deposits	2,883,412	2,842,417	2,868,180	2,825,975
Total shareholders' equity	436,855	424,421	439,178	406,762

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Key Ratios (annualized where applicable)
Net interest margin	4.15%	4.34%	4.18%	4.44%
Efficiency ratio	51.5%	51.3%	50.9%	51.3%
Return on average assets	1.50%	1.52%	1.56%	1.55%
Return on average shareholders' equity	12.3%	12.8%	12.7%	13.5%
Average shareholders' equity as a
percent of average assets	12.2%	11.9%	12.3%	11.5%
Tangible shareholders' equity as a
percent of total assets			10.5%	11.0%
Total risk-based capital ratio			16.6%	18.6%

	December 31,
	2003	2002
Credit Quality Statistics
Nonaccrual loans	$6,691	$4,859
Loans 90 or more days past due
and still accruing interest	4,656	2,422
Total nonperforming loans	11,347	7,281
Repossessed assets acquired (RAA)	6,002	4,298
Total nonperforming assets	17,349	11,579
Net loan charge-offs	3,352	4,087

Allowance for loan losses as a
percent of total loans	1.34%	1.48%
Allowance for loan losses as a
percent of nonperforming loans	292%	421%
Nonperforming loans as a
percent of total loans	0.46%	0.35%
Nonperforming assets as a
percent of total loans plus RAA	0.70%	0.56%
Net loan charge-offs as a
percent of average loans	0.15%	0.20%

	December 31,
	2003	2002
Additional Data
Goodwill	$63,405	$27,940
Core deposit and other intangibles	10,177	10,054
Mortgage servicing rights	3,264	2,495
Amortization of intangibles	3,718	4,642

Chemical Financial Corporation Announces Fourth Quarter Operating Results

Selected Quarterly Information (Unaudited)
Chemical Financial Corporation and Subsidiaries
(Dollars in thousands)
	4th Qtr. 2003	3rd Qtr. 2003	2nd Qtr. 2003	1st Qtr. 2003	4th Qtr. 2002	3rd Qtr. 2002	2nd Qtr. 2002	1st Qtr. 2002
Summary of Operations
Interest income	$44,857	$45,237	$46,697	$48,246	$51,036	$52,475	$53,292	$54,241
Interest expense	10,002	10,473	11,668	13,122	14,673	16,076	16,585	18,018
Net interest income	34,855	34,764	35,029	35,124	36,363	36,399	36,707	36,223
Provision for loan losses	727	540	1,272	295	1,013	747	1,352	653
Net interest income after provision
for loan losses	34,128	34,224	33,757	34,829	35,350	35,652	35,355	35,570
Noninterest income	9,420	10,274	10,086	9,314	9,275	8,588	8,000	8,671
Noninterest expense	23,014	22,701	23,182	23,026	23,692	23,134	23,021	23,679
Income taxes	6,971	7,328	6,991	7,103	7,251	7,088	6,799	6,852
Net income	13,563	14,469	13,670	14,014	13,682	14,018	13,535	13,710

Per Common Share Data
Net income:
Basic	$0.57	$0.61	$0.58	$0.59	$0.58	$0.59	$0.57	$0.58
Diluted	0.57	0.61	0.58	0.59	0.57	0.59	0.57	0.58
Cash dividends	0.25	0.25	0.25	0.25	0.23	0.23	0.23	0.23
Book value	19.25	18.94	18.73	18.45	18.17	17.78	17.19	16.57